Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2007 4th Quarter Conference Call
Questions and Answers Transcript
At Conclusion of Call
February 28, 2008; 10:00 a.m. CT

Participant 1:	Hi guys, good morning.

Monty Bennett:	Good morning.

Participant 1:	Great to see you guys taking advantage of the yields in the mezz market. I guess my question is, how do you consider sort of the shorter term, you know, shorter term in terms of years, nature of the mezz yields versus sort of a permanent, if you decide to keep it, hotel ownership? So, you know, if you sell a hotel and lend out, you know, at 17% yield, at some point that comes to an end. How do you balance that out, you know, near term versus longer term?

Monty Bennett:	I’ll take a stab at it. It’s something we evaluate as we go forward. Clearly we’re trying to make money for our shareholders and since we think of the growth in hotel assets at least this point in time – hotel assets values are moderating, we don’t see hotel assets throwing off those kinds of returns for the foreseeable future. So it makes sense for us to migrate more towards the mezz business.

At some point in time, if I had to guess I’d say it’s probably three or four years from now, I think that we’ll start to reverse and at that point in time we’ll start migrating the other way. But really what’s fortunate for us in our strategy is we don’t have to be right about what the long-term is, just as the market moves, we move. So it’s hard to know when it will move but we’ll be able to move when it does.

Doug Kessler:	Yes, we also have been very disciplined about being in markets and out of markets depending upon what we see happening and as you’ll
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recall we were out of the mezz market when we didn’t like the returns and we’re in to it now.

To your question, I think what’s important to recognize is that we calibrate a portion of our portfolio to be investing in the segment and we need to discover the healthy blend of assets that are in direct hotel investments as well as in our mezzanine platform and we think that as we make investments that we strike that balance along the way.

I would also suggest that by our ability to access external capital I think we discovered that we can find ways to enhance returns depending upon where mezz yields are at a given point in time. And our view is, at least for the near term, that relative to prior markets that the existing mezz paper that we’re lending will probably have a longer maturity to it in terms of how long it will stay within our portfolio relative to the kind of heyday of when hotel owners were regularly refinancing their portfolios.

I think that’ll be a more challenging environment going forward which should continue to foster a healthy environment for us to make mezz loans over the next few years.

Monty Bennett:	One more comment on that is that I think in the short term we see the mezz business to be a growing segment within our portfolio and, you know, we think that’ll continue as long as we have this credit market disruption and unless until the CDO market comes back...

Operator:	One moment. We’ll go ahead and clear that.

Monty Bennett:	All right thank you. And it’s just hard to say. You know, as the CDO market heated up and pricing got driven down on mezz loans and we couldn’t compete anymore. Something that really no one knows is, will that CDO market for (hotel) mezz loans come back ever or is that
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going to be a market that’s relegated to companies like ours. We hope the latter is true but that’s something we just don’t know.

Participant 1:	It sounds like your first use of a free dollar would be to lend it out in the mezz market rather than to pay down debt. Is that right?

Monty Bennett:	Well we want to pay down our debt to get below 60% net debt to gross assets so that needs to happen and that’s the goal that we want to hit by the end of the year so as far as the order it’s hard to say but at the end of the year, that’s where we plan to be.

Now after we get below 60%, then we can either pay down more debt or make mezz loans and, you know, our inclination is probably not to run the net debt to gross assets that’s down too much below 60% because it’s dilutive and we can get such great returns on mezz that we would probably rather do that. So I hope that answers your question.

Also keep in mind that with each asset sale there’s typically associated debt that’s either going to be assumed by the new buyer or paid off so essentially unless we’re selling some unencumbered assets, and there are a couple in our portfolio that we’re looking to sell, the first impact is actually to pay down the debt.

Participant 1:	And then just finally in terms of housekeeping, you have an unconsolidated JV line for your 25% stake of the $400 million JV but your promote, I guess, would be on the consolidated – reported on the consolidated basis?

David Kimichik:	I think all of it will actually come through the JV line.

Participant 1:	Okay, thank you.
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Participant 2:	Now with respect to the $60 million of capex that could be deferred, what specifically do you have to see happen to prompt a decision to defer that?

Monty Bennett:	There’re a number of factors that will affect that, could affect that. I think operating performance of the hotels is one factor and do we want to preserve a bit more cash? Another factor is our need or desire to raise capital through asset sales. If we’re not happy with the pricing that we’re getting through asset sales, then we’ll be more likely to sell less assets and therefore be more inclined to dial back on the capex. I’d say those are the number one and number two factors that will affect that.

Participant 2:	And in terms of operating performance on the hotels, do you think of that in terms of, you know, kind of an ongoing portfolio REVPAR level, meaning, you know, at what point if REVPAR, you know, growth decelerates do you kind of pull the trigger and then dial back on the capex?

Monty Bennett:	No, not on a REVPAR basis. It’s more kind of our internal outlook on the – on EBITDA performance from the assets themselves.

Participant 2:	Okay, and then in terms of the assets that you’re currently marketing, could you kind of describe, you know, kind of maybe put them into buckets if you’d like? What types of assets kind of comprise that pool and what percentage of those assets are from the CNL acquisition? Thanks.

Monty Bennett:	Sure, I’ll try to hit some of those and Doug, you might think about that. We’ve put primarily management encumbered assets in the market. And the reason for that is that we still think pricing is strong for those kinds of assets but also as time goes on the – those with independent managers are going to be better at controlling costs during downturns.
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But we do have some management unencumbered on the market. But generally that’s what we’re focusing on. As far as which ones we’re likely to sell or not, the – probably the number one, two and three factor is going to be the pricing we get on those assets versus what we think the value is.

And in this choppy market, you can have people kind of jump out of the woodwork that like one asset for one special reason. Maybe it rounds out a portfolio. Maybe they want to be in a certain market and are willing to jump up a little higher and give us the price, while some other assets are very good assets but because of market conditions or what have you, we just don’t get the pricing that we want.

So it’s really that pricing that’s going to drive what assets we decide to sell within a certain dollar amount. The dollar amount we decide to sell is going to depend upon the alternative uses that we see out there and therefore how much capital we want to raise.

Doug Kessler:	The only other comment I would add is obviously we selected these assets based upon a handful of criteria in terms of what we saw the future growth to be, the required capex, the associated debt which we thought would be assumable and very attractive to certain buyers today.

So I think we’ve looked at this really from all angles. In terms of your question specifically on the percentage of the assets that came from the CNL transaction, I think that there’s a healthy blend of assets that we’ve either held for a while within our portfolio, single assets as well as portfolios.

I think the majority of the assets are from the CNL transactions that we have currently listed in the market but the reason why I say that by number, not necessarily by value is that as you recall we acquired a large number of select service hotels from the CNL transaction and
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we layered in some very, very attractive low fixed rate debt that may be assumable and so we thought that that would be a good portfolio to bring to the market.

The opportunity to acquire these is pretty deep in terms of the number of buyers that are looking for these types of assets and so keeping track of what we see in the capital markets we want to be able to capitalize on trends that we see in the market and that’s one that we think, you know, might be an interesting strategy for us with respect to those types of assets given the financing in place.

Monty Bennett:	When Doug said the low debt, what he means is low cost debt but high LTV which we think is attractive to buyers.

Participant 2:	Okay, thank you very much.

Monty Bennett:	Thank you.

Participant 3:	I hate to beat a dead horse but I guess a little bit of help on – to help us model, not that I expect guidance, but can you give us some idea about what your expectations are about the timing of when these asset sales might hit and how close do you think that will match with your reinvestment opportunities?

Monty Bennett:	I don’t think we’re able to give too much guidance on that because it kind of depends upon, you know, how the markets develop and what opportunities are out there but I can give you some, as we mentioned in our script, we’re looking to sell about $600 million worth.

I mean, that is something that we would, you know, like to do and would like to do probably within the first six months of the year. No promises but probably within that timeframe, maybe it carries over to the third quarter, but we’d like to, again assuming pricing.
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As far as beyond that, it just depends upon the opportunities that we see. We’d like to match fund as best we can. We wouldn’t want to sell a lot of hotels and then go for awhile before we can redeploy that capital because that’s short term dilutive, but we know that practically it’s tough just to match everything up perfectly.

And again it’s going to depend upon the opportunities to redeploy that capital and that’s something that we’ll just have to see as the market develops. We see right now and believe there’s growing demand for mezz. And that may continue. It may not.

Participant 3:	Is it possible just given the timing of the asset sale process that you’ll actually close them in the first quarter or are you saying then that the bulk will be in the second quarter?

Monty Bennett:	I don’t see anything going on in the first quarter. Right now we’re in the market with all of these assets, right now, so practically it would just be tough to get these done in the first quarter. So maybe second quarter but even that’s kind of tough because some of these we’re going to be selling with fixed rate debt and we’ve got to go through rating agencies if the buyer’s going to assume that debt which we think buyers would want to. And that’s many times a 90 day process. So it’ll take a little bit of time. So I’d say maybe even more towards the third quarter.

Participant 3:	And if you’re talking about second and third quarter sales, you’re beyond a year from the CNL acquisition. Does that mean there could be gains on sale of assets that were purchased as part of the CNL transaction?

Monty Bennett:	There could be because we’d have to set that number I think this quarter and we’re going to try to calibrate those allocations as close as we can to what we think the market is but there may be some gains or losses on some of those, but again just because we didn’t
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calibrate it exactly right. But hopefully they won’t be too much one way or the other on those CNL assets.

Participant 3:	But to the degree that you sell stuff that you owned before CNL you could see some gains on those?

Monty Bennett:	Yes, we definitely could. And that’s going to be one of the factors we consider as we decide which assets to sell because the feeling with those gains is something that we’ve got to consider in regards to how much we pay out in dividends, etc.

Participant 3:	Exactly where I was going. So it seems like that minimally supports your need to continue the distribution at the current level but it sounds like you might conceivably depending on the level of asset sales in which specific sales you might have some upward pressures on your dividends. Is that fair?

Monty Bennett:	We’ve given guidance about that dividend status this year at 21 cents per quarter. We’d like to stick to that but what you said is theoretically possible. If some of the assets we turn out selling had gains beyond what we think we could absorb in our current dividend payout then – and we elect to sell those, then we’d have to – we could, you know, retain it and pay tax on it.

But we generally think the smart thing to do is to then distribute out additional proceeds. We’d like not to do that. We’d like to stay consistent with our guidance but that is a possibility.

Participant 3:	And in terms of the buyback, you’ve been blacked out most of this quarter or all of this quarter?

Monty Bennett:	Yes, we’ve been blacked out since around December 20th until the present.
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Participant 3:	Okay, and given the level of asset sales that you’re talking about, might you go back to the board and increase the authorization or do you think that the remainder of the $50 million is sufficient for what you’re talking about?

Monty Bennett:	We think we’re fine now. We don’t know what the future holds but we think we’re good now.

Participant 3:	Okay, and then one more timing question if you don’t mind. In terms of the capex, how do you think that will break out by quarter given that some projects are underway and that you might push off some others?

Monty Bennett:	It’s loaded even as we speak toward the back half of the year and we did all that because of the economic uncertainty just naturally. So you’re going to see most of that capex happening to the extent it does happen, in the third and fourth quarters.

Participant 3:	Terrific, thanks.

Monty Bennett:	Thank you.

Participant 4:	I just wanted to clarify actually to start off, just a response you just gave I think to a previous question. Are you seeing pricing on the CNL assets you’re looking to sell generally at or below what you paid a year ago or could you see gains on some of the CNL assets?

Monty Bennett:	We see pricing in the marketplace, and again, this is based on what we’ve seen to this point, generally at or slightly above what we paid a year ago, maybe at 5% above. Now that’s generally. For individual assets based upon how we are at allocating the purchase price on a select property that we sell or there may be a gain or maybe a loss, but that’s just because of the allocations.
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Participant 4:	And sticking with asset sales, to facilitate those transactions to the extent you don’t have financing maybe assumable on some of those or it’s not sufficient for your prospective buyer, are you guys able to — with respect to your company, provide any financing on those transactions?

Monty Bennett:	Yes.

Participant 4:	And then lastly, you mentioned in your comments that you guys were implementing cost savings initiatives at Remington. Is there anything specific that you’re doing with hotels that you have that are not managed by Remington to push them on cost savings or?

Monty Bennett:	We gave the laundry list in the script so we’re pushing them on all those items in the script. We’ve had some pretty good response from the brand managers and each one has got their own specific contingency plan at different trigger points depending upon the manager, depending upon the hotel to start working on costs in one or all of those areas.

And it just kind of depends upon the property, the brand, the general manager’s preferences. But they fall into that laundry list we gave in the script.

Participant 4:	And how — I’m curious as you guys look through the assets that you do have out there for sale, I guess, what factors into your thinking on your decision to sell? I mean, are you looking at maybe — do you have like a preference maybe to sell out of some of those assets to avoid the expenditures? Does this weigh in your thinking?

Monty Bennett:	That’s absolutely one of the considerations as far as capital. When we look at selling an asset not only would we say, well we could receive $100 million, say, on an asset but there’s $20 million in capex we’ve got to put in. So that is one of the factors that we consider, absolutely.
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Participant 4:	Thanks guys.

Monty Bennett:	Thank you.

Participant 5:	Yes, good morning.

Monty Bennett:	Good morning.

Participant 5:	I wanted to just get one little clarification on the buyback and then ask a question about selling assets. Is there a sunset on that $50 million authorization?

Monty Bennett:	No, there’s no sunset.

Participant 5:	No sunset. Okay and then secondly on it, you could be in the market, I guess, 48 hours after this call. Does that sound about right?

Monty Bennett:	That’s a possibility, yes.

Participant 5:	Okay, good. And then looking at asset sales with the likelihood, Doug has said something about sales are dependent on what kind of offers you get. Can you maybe give us a primer on what offers look like today in terms of who is looking to buy assets and what kind of cap rates are being negotiated?

I know there has not been a lot of activity but you did say that you had a fair number of lookers. I’m wondering just what — who the lookers are and what kind of prices they’re talking about?

Monty Bennett:	Sure, we could get you some color on that. So Doug, why don’t you fill that in?
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Doug Kessler:	The market is not quite as active as it was this time last year, probably half the number of transactions this time last year are currently in the market which actually for those that are selling I think can be an attractive opportunity and that’s why we’re trying to capitalize on it.

We believe that the array of buyers is really no different. Recall that many of the funds raised significant amount of equity. This is a market that is really being more affected by the debt liquidity, not at all affected by the equity circumstances.

There’s just an abundance of equity capital. And the types of buyers are inclusive of groups that are opportunity funds, offshore buyers, broker dealer network buyers, in terms of where they source their capital, local owner operators, groups that have raise funds from pension capital.

So it is about as diverse a group as it has ever been. And our view in terms of pricing in the market and the recon that we’re getting through our communications with brokers is that hotels that are in the top 15 urban markets may be priced at 25 basis points or so wider then last year at this time, so not a very material move.

And we consider that the majority of our EBITDA comes from the top 25 or so markets. We feel pretty good about certainly where we are in terms of selling assets in those markets. When you then go to the suburban locations we think that what we’re hearing from the brokerage community is that cap rates may be 25 to 50 bps wider then where they were this time last year.

And then obviously the more secondary or tertiary market where we really don’t have much exposure at all, cap rates could be 75 to 100 bps wider. The relative difference between full service hotels and select service hotels is somewhere between 50 and 75 basis points so that relative difference continues to hold true.
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Now having said all that, a lot of this is anecdotal. I don’t think there’s been adequate data points in the market to confirm the accuracy of these ranges but our survey indicates that that’s what we’re hearing.

The one thing that I’ll share with you that I think, again, puts us at a bit of a competitive advantage is that many of the assets that we have listed have debt that either through discussions with the loan servicers could be assumed or have the opportunity to actually be assumed and some of them have the contractual rights for us to layer in mezzanine.

So we think that will facilitate some stagnant qualities of maintaining the cap rates as they were, you know, this time a year ago. So we think that that’s an advantage for us.

Participant 5:	Doug, thanks. That’s a great answer. Just lastly, did Monty say that the pool of sales, one of the major criteria is management encumbered or management unencumbered?

Monty Bennett:	We would rather sell those hotels that are management encumbered.

Participant 5:	Isn’t there kind of a smaller pool of buyers that would be willing to take a management encumbered?

Monty Bennett:	I think that when you consider the smaller owner operators you’re right. The smaller owner operator would typically like to buy an asset that they can get and put in their management. When you look at the abundance of capital and how it’s allocated in terms of those groups that typically buy management encumbered versus unencumbered, I think there’s a significant difference there. And so we don’t feel like there’s any disadvantage.

Those assets, encumbered, trade freely in good times and in bad times and so it’s a non-event. I think what we’re looking at is more
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about the opportunity with respect to how those assets would perform if we kept them in our portfolio and so we’ve looked at them on a relative performance basis and it just so happens that the majority of them are assets that are encumbered with management.

Doug Kessler:	Now also keep in mind that we view that — as we said in our script, the assets that we have that are unencumbered or essentially assets that are managed by an affiliate, we believe that we can have a more significant impact on the performance in this period of economic uncertainty and as Monty said on the call, we have already implemented many of those strategies. And so we continue to benefit. Our shareholders continue to benefit by implementing those changes and driving the performance to maintain our operating returns even if REVPAR moves around.

Participant 5:	Okay great. Thank you very much.

Participant 6:	Thank you. Good morning. Just one quick question. I missed a little bit of the beginning. But in your dividend and share repurchase thoughts in considering the 13% yield, are — you’re obviously not considering cutting the dividend but how do you think about that high dividend relative to opportunity to buy back stock?

Monty Bennett:	The guidance we’ve given this year is 21 cents per share per quarter. Our dividends this past year, was covered from our operating business and we’re not looking in the past or in the future for it to be covered, you know, by a special one time event or asset sales, so having it covered by our operating business is important to us.

And it’s clearly attractively priced for third party buyers or for us and it’s accretive. So we’ve got $50 million worth of authorization. We’ve used up $18 million of it. It is one of the top three uses of capital for us going forward.
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Participant 6:	All right. Thank you.

Participant 7:	Good morning. Most of my questions have been addressed but I did have one about the income tax provision in the fourth quarter. It’s pretty substantial. And what — tell me what prompted that and what that was because it was out of line with what I had modeled.

David Kimichik:	This is David. What’s on the face of the P&L, the large provision, isn’t 100% of the taxes. There’re income taxes that are in continued as well and so you have to look at the total of the sum of the parts and if you look at — I think the best way is to point you in the direction on the EBITDA table, if you look at the back for the provision, it’s only $500,000 of expense and that’s the true provision for the entire company.

It’s just that it’s made up of different — in different places on the face of the P&L.

Participant 7:	Okay. I might call you about that. And then second, what would you estimate your annual maintenance capex requirements for your portfolio as it stands now, the 110 hotels a year, as it stands now?

Monty Bennett:	We traditionally use a — the greater of 4% of gross revenues or what’s contractually obligated by management contracts that we’ve got. I think our average is like 4.5%. And that’s the figure that we use for CAD. Other people in the industry over the long term use a higher number then that and we think that a higher number probably over the long term is appropriate.

However, many of these assets we purchased, we dumped a lot of money in right after we bought them so, you know, after you do that then the 4.5% will last for quite a number of years. Are you looking for a specific dollar amount?
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Participant 7:	No, I was just did the — well, I’ve got a calculator. But so the $60 million that you’re talking about in your — of the $190 million that’s over capex, or potential capex for 2008 that is deferrable, that’s essentially maintenance capex on the hotels you’re required to do PIPs on. Is that correct?

Monty Bennett:	Let’s see. Of the $80 million in that first category, some of that’s PIP related, some of it’s not and it’s just already underway. The $60 million, I haven’t really looked at it that way but I’d say some of it may be maintenance capex, some of it may be value add. I just had it broken down that way but again, we see it as deferral and not abatement.

Participant 7:	Okay, all right. And then, any comments about — I really don’t think displacement of rooms under the heavy renovation has been that big of an issue for you guys but just kind of displacement in ‘08 versus ‘07 based on your expectations.

Monty Bennett:	Sure. Since our IPO, we’ve had pretty consistently about 13% to 14% of our hotels under renovation at any given time. And if you look at our capex schedule on the last page of our release, what you’ll find is that for ‘08 we find that number to hold true.

I think it all calculates out to be 12.2% but, you know, that kind of moves around just a little bit. But the amount of disruption that we see in ‘08 is going to be similar on a percentage basis to past years and to look at the performance of all assets compared to those assets not under renovation, there’s been a pretty consistent variance on what the REVPAR has been and what the EBITDA margin growth has been. In fact, David, if you want to relay those, you can share those with him.

David Kimichik:	Yes, the numbers that we’ll be comparing to on a period over period basis will have a similar amount of disruption to it so we don’t really see a lot of disruptions this year versus what we experienced last year.
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But, you know, generally what we’ve experienced over the last three years has been about 150 to 170 basis point swing in REVPAR as a result of the renovations we’ve been doing and about 100 to 120 bps in EBITDA margin.

And so that’s been the magnitude of the renovation we’ve — disruption we’ve experienced and what — would expect to continue on this year.

Participant 7:	Okay, and then just one other question on the Hilton exchange and the joint venture interest. You now have consolidated is it two or four — how many hotels do you have consolidated on your balance sheet in which minority partners still own an equity interest?

David Kimichik:	There’re two Hilton assets that are consolidated and then there’re three others. Actually there’re four others in other joint ventures with Interstate and one with Marriott.

Participant 7:	Okay, thanks.

Monty Bennett:	Thanks.

Participant 8:	Hi, good morning. Given your — you’ve been so proactive in your expense reductions, could you — or — and also I guess developing plans to reduce expenses — could you just talk a little bit about where you think REVPAR could go? How low it could go in order for you to maintain your margins sort of looking across your portfolio on a pro forma basis?

Monty Bennett:	We’ve done a little bit of that analysis and so we’re going to talk very generally but realize that’s not something that we’ve done a whole lot of analysis on. David, why don’t you relay that?

David Kimichik:	In terms of a macro view, I think it’s our opinion that we could hold the line in terms of our EBITDA dollars with a - between a 2% and a 3%
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annual revenue growth that the EBITDA line would be unchanged from a dollar perspective.

The margins would probably be reduced 50 to 70 bps in that scenario but the net dollar change would be about the same.

Participant 8:	Okay. And then in term — for your bigger hotels, because you have several 400 or 500 room hotels and kind of core markets, I mean, what are you seeing in terms of the visibility on your group outlook? And I ask because you say in your press release you think there’s a real sort of disconnect or misperception about the strength of the lodging industry which makes me think you maybe have a longer, you know, further visibility then maybe we have credited you guys with because I sort of think of as, you know, sort of two or three weeks of a booking window or visibility.

And is it significantly longer then that? And what can you share about what you’re seeing on the group side? That one maybe has a longer view time.

David Kimichik:	Sure, well the book — the group booking window is longer. It’s in the months’ period. And even though you book it doesn’t mean anybody’s going to show up so pick up’s a factor.

But generally what we see is group booking pace is flicking right along according to plan, kind of what everybody thought. All the — the managers report to us that it seems to be on track and no big surprises there.

Participant 8:	Okay, and just one last — if I could — on your total proceeds from asset sales of $155 million but $161 million in mortgage pay down, just — so total proceeds were less then the mortgage reduction or was there some refinancing of other assets or? I’m just wondering why it’s not more one for one.
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David Kimichik:	You know, some of the assets that we’ve sold have been in debt pools and the lenders typically don’t like you to cherry pick assets out to sell to decrease their collateral so they require a pay down of, you know, like 125% or some number that’s in excess of what the appraised value would be of the asset. So to get a release in a pool of debt you typically have to pay a little bit more.

Participant 8:	Okay, thanks.

Participant 9:	Good morning guys. Real quickly, in terms of performance of the portfolio overall, can you touch upon the performance of the CNL portfolio in close of 4Q ‘07 and fiscal year ‘07 relative to your initial underwriting?

Monty Bennett:	We are — we’re sitting here thinking about how much we want to break out one portfolio versus the other. But I just will go ahead and say that for the CNL portfolio so far we’ve exceeded our original underwriting.

Participant 9:	Okay, fair enough. Secondly, having acquired a significant amount of the assets in your portfolio over the past couple of years — I know you guys don’t give guidance in terms of expenses or revenues, but can you touch upon what your outlook kind of is for real estate taxes, whether we should expect that item to be up pretty significantly in fiscal year ‘08?

Monty Bennett:	You know, we originally thought it would be and when we underwrote these purchases over the past year or two, we thought it would be up pretty substantially based on new valuations but with the softening of the economy we’ve grown more optimistic that those increases would be moderate — much more moderate.

I don’t have a figure here about what we specifically anticipate those to be and if I did I probably wouldn’t feel comfortable releasing it
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anyway but we’re optimistic that some of those increases will be more moderate then we originally underwrote.

Participant 9:	Okay, just finally then, coming upon the dispositions you guys had targeted for 2008 there, maybe a little differently, is there any particular regions or brands that we should be looking at for you to reduce the concentration in? Or do you feel pretty comfortable with the composition of the portfolio as is?

Monty Bennett:	We feel comfortable with the composition of the portfolio. Decisions could be primarily based upon the offering prices we receive versus what we think the values are.

Participant 9:	Okay, thanks guys.

Monty Bennett:	Thank you.

Participant 10:	Hi, good morning. In the past you’ve provided quarterly percentage expectations for EBITDA seasonality. Is there any way you can give us an update on those percentages, the hotel portfolio that you currently have today?

Monty Bennett:	Yes, that’s actually in the release.

Participant 10:	Okay.

David Kimichik:	It is updated for the 110 hotels in continuing operations. There’s a T-12 revenue and EBITDA and margin for that portfolio.

Participant 10:	Okay. Does that include expectations for renovation disruptions in those percentages?
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David Kimichik:	Well, this is historical so this is the actual last 12 months and so, you know, it does contain disruptions from renovations over the past 12 months for those hotels that have undergone renovations.

Monty Bennett:	And as we mentioned earlier, the amount of renovations that we’ve got going forward on the percentage of the portfolio basis is pretty close to what went on last year and so we would assume that, you know, therefore, this should still be pretty close although, you know, we haven’t gone on a property by property basis. But we think that this table is going to be as good as any measure as far as predictive ability.

Participant 10:	Perfect, thanks.

Participant 4:	Hey guys. Just a follow up question, I know, Monty, you guys like to express your displacement and disruption activity, I guess, as a percentage of your hotels that have renovations. I guess it’s probably more meaningful to look at it in terms of rooms out of service or accommodating meeting space just physically out of service. Do you have a sense of how your ‘08 and ‘09 renovation plans compare in that regard versus your history?

Monty Bennett:	No we don’t. We don’t track it that way and, you know, frankly we just find that it’s kind of an impossible measure of sorts about rooms out of service because the renovations never work out the way you want to as far as timing and for people to — I don’t know how some of our competitors do it, but as far as maybe rooms out of service, that’s just always — that number just moves around so much so we don’t know how accurate, you know, accurate that would be anyway. So I wish I could help more in that regard but we just can’t.

Participant 4:	You know, this is my second question I guess. Isn’t there a risk that I guess your displacement then this year is going to be greater than your historical experience you guys mentioned? Just because
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generally speaking construction costs will continue to out pace REVPAR over the last few years and many of your peers have not only seen cost overruns but just construction delays really is the issue, prolonging displacement I guess.

Are you guys concerned? You know, there could be more — a more significant impact that you would’ve originally budgeted.

Monty Bennett:	No, we don’t see those factors as being any more significant this year then last year or the year before. We just don’t see them. There’s always potential for delays. A project never accelerates. It always has potential for delay because of something not showing up on time.

You know, the best way to do it is not start your renovation until all your materials are on site and then at least that risk of delay is avoided.

But yes, there’s always a risk that displacement effect could be more or less than it was last year but, you know, our gut tells us it won’t be much more or much less. It’ll be pretty close.

Participant 4:	Okay thanks guys.

Monty Bennett:	Thanks.
END
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